EXHIBIT 99



          CINERGY SELECTS DELOITTE & TOUCHE AS INDEPENDENT ACCOUNTANTS

CINCINNATI - Cinergy Corp. (NYSE:CIN) announced today that its board of directors has selected Deloitte & Touche as its independent public accountant for the fiscal year 2002. Deloitte & Touche replaces Arthur Andersen LLP.

The board acted upon the recommendation of its audit committee which had reviewed the qualifications of other "Big Five" accounting firms as part of its on-going corporate governance process. Earlier in the year, the company said it was engaged in a review of developments concerning Andersen and was tracking closely the uncertainty surrounding the firm, as well as developments affecting all auditing firms.

"While we have received an excellent level of service from Andersen's Cincinnati office, the uncertainties facing Andersen led us to conclude that this action is in the best interest of the company at this time," said R. Foster Duncan, executive vice president and chief financial officer of Cinergy. "Deloitte & Touche has shown our board and management that it has the depth of experience and knowledge, as well as high quality people, to dedicate to our account. The transition to Deloitte & Touche will begin in May."

The change of independent public accountants is not the result of any disagreement between the company and Andersen on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.



Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: Regulated Operations and Energy Merchant. Cinergy owns regulated delivery operations in Ohio, Indiana, and Kentucky that serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 6,000 megawatts of generation. Cinergy's Energy Merchant business is a Midwest leader in low-cost generation owning 7,000 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration. The "into Cinergy" power-trading hub is the most liquid trading hub in the nation.

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